Exhibit 99.1

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
The CIT Group, Inc.:

      We have audited the accompanying consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of CIT's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The CIT Group, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                                         KPMG LLP

Short Hills, New Jersey
January 25, 2001, except
as to Note 25, which
is as of March 13, 2001

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                       -----------------------
Dollars in Millions                                      2000          1999
                                                       ---------     ---------
                                     Assets
Financing and leasing assets:
   Loans and leases:
     Commercial ..................................     $29,304.0     $27,119.2
     Consumer ....................................       4,193.5       3,887.9
                                                       ---------     ---------
       Finance receivables .......................      33,497.5      31,007.1
  Reserve for credit losses ......................        (468.5)       (446.9)
                                                       ---------     ---------
     Net finance receivables .....................      33,029.0      30,560.2
  Operating lease equipment, net .................       7,190.6       6,125.9
  Finance receivables held for sale ..............       2,698.4       3,123.7
Cash and cash equivalents ........................         812.1       1,073.4
Goodwill .........................................       1,964.6       1,850.5
Other assets .....................................       2,995.1       2,347.4
                                                       ---------     ---------
     Total assets ................................     $48,689.8     $45,081.1
                                                       =========     =========

                      Liabilities and Stockholders' Equity
Debt:
  Commercial paper ...............................     $ 9,063.5     $ 8,974.0
  Variable-rate senior notes .....................      11,130.5       7,147.2
  Fixed-rate senior notes ........................      17,571.1      19,052.3
  Subordinated fixed-rate notes ..................         200.0         200.0
                                                       ---------     ---------
     Total debt ..................................      37,965.1      35,373.5
Credit balances of factoring clients .............       2,179.9       2,200.6
Accrued liabilities and payables .................       1,640.8       1,191.8
Deferred federal income taxes ....................         646.8         510.8
                                                       ---------     ---------
     Total liabilities ...........................      42,432.6      39,276.7
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely debentures of
  the Company ....................................         250.0         250.0
Stockholders' equity:
  Common stock ...................................           2.7           2.7
  Paid-in capital ................................       3,527.2       3,521.8
  Retained earnings ..............................       2,603.3       2,097.6
  Accumulated other comprehensive
     income ......................................          11.7           2.8
  Treasury stock, at cost ........................        (137.7)        (70.5)
                                                       ---------     ---------
     Total stockholders' equity ..................       6,007.2       5,554.4
                                                       ---------     ---------
     Total liabilities and
       stockholders' equity ......................     $48,689.8     $45,081.1
                                                       =========     =========

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                               Years Ended December 31,
                                                                          ----------------------------------
Dollars in Millions (except per share amounts)                              2000         1999         1998
                                                                          --------     --------     --------
Finance income ...................................................        $5,248.4     $2,565.9     $2,015.1
Interest expense .................................................         2,497.7      1,293.4      1,040.8
                                                                          --------     --------     --------
   Net finance income ............................................         2,750.7      1,272.5        974.3
Depreciation on operating lease equipment ........................         1,281.3        355.1        169.5
                                                                          --------     --------     --------
   Net finance margin ............................................         1,469.4        917.4        804.8
Other revenue ....................................................           912.0        350.8        255.4
                                                                          --------     --------     --------
   Operating revenue .............................................         2,381.4      1,268.2      1,060.2
                                                                          --------     --------     --------
Salaries and general operating expenses ..........................         1,035.2        516.0        407.7
Provision for credit losses ......................................           255.2        110.3         99.4
Goodwill amortization ............................................            86.3         25.7         10.1
Minority interest in subsidiary trust holding solely
   debentures of the Company .....................................            19.2         19.2         19.2
                                                                          --------     --------     --------
   Operating expenses ............................................         1,395.9        671.2        536.4
                                                                          --------     --------     --------
   Income before provision for income taxes ......................           985.5        597.0        523.8
Provision for income taxes .......................................           373.9        207.6        185.0
                                                                          --------     --------     --------
   Net income ....................................................        $  611.6     $  389.4     $  338.8
                                                                          ========     ========     ========
Net income per basic share .......................................        $   2.34     $   2.24     $   2.09
Net income per diluted share .....................................        $   2.33     $   2.22     $   2.08

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         Accumulated
                                                                Class B                                     Other          Total
                                                       Common   Common    Paid-in   Treasury  Retained  Comprehensive  Stockholders'
Dollars in Millions                                    Stock     Stock    Capital     Stock   Earnings      Income        Equity
                                                      --------  --------  --------  --------  --------  -------------  -------------
Balance, December 31, 1997 .........................  $    0.4  $    1.3  $  948.3  $     --  $1,482.9       $   --        $2,432.9
Net income .........................................                                             338.8                        338.8
Cash dividends .....................................                                             (48.9)                       (48.9)
Conversion of Class B Common
   Stock to common stock ...........................       1.3      (1.3)                                                        --
Repurchase of common stock .........................                                   (25.4)                                 (25.4)
Costs relating to common
   stock offering ..................................                          (1.0)                                            (1.0)
Restricted common stock grants .....................                           5.2                                              5.2
                                                      --------  --------  --------  --------  --------       ------        --------
Balance, December 31, 1998 .........................       1.7        --     952.5     (25.4)  1,772.8           --         2,701.6
Net income .........................................                                             389.4                        389.4
Foreign currency translation
   adjustments .....................................                                                            0.3             0.3
Unrealized gain on equity and
   securitization investments, net .................                                                            2.5             2.5
                                                                                                                           --------
Total comprehensive income .........................                                                                          392.2
                                                                                                                           --------
Cash dividends .....................................                                             (64.6)                       (64.6)
Repurchase of common stock .........................                                   (45.1)                                 (45.1)
Issuance of common stock and
   exchangeable shares in connection
   with the Newcourt acquisition ...................       1.0             2,562.7                                          2,563.7
Restricted common stock grants .....................                           6.6                                              6.6
                                                      --------  --------  --------  --------  --------       ------        --------
Balance, December 31, 1999 .........................       2.7        --   3,521.8     (70.5)  2,097.6          2.8         5,554.4
Net income .........................................                                             611.6                        611.6
Foreign currency translation
  adjustments ......................................                                                            4.3             4.3
Unrealized gain on equity and
   securitization investments, net .................                                                            4.6             4.6
                                                                                                                           --------
Total comprehensive income .........................                                                                          620.5
                                                                                                                           --------
Cash dividends .....................................                                            (105.9)                      (105.9)
Repurchase of common stock .........................                                   (67.2)                                 (67.2)
Restricted common stock grants .....................                           5.4                                              5.4
                                                      --------  --------  --------  --------  --------       ------        --------
Balance, December 31, 2000 .........................  $    2.7  $     --  $3,527.2  $ (137.7) $2,603.3       $ 11.7        $6,007.2
                                                      ========  ========  ========  ========  ========       ======        ========

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended December 31,
                                                                             ---------------------------------------------
Dollars in Millions                                                              2000             1999            1998
                                                                             -----------      -----------      -----------
Cash flows from operations
Net income ...........................................................       $     611.6      $     389.4      $     338.8
Adjustments to reconcile net income to net cash flows
  from operations:
    Provision for credit losses ......................................             255.2            110.3             99.4
    Depreciation and amortization ....................................           1,408.7            402.8            195.9
    Provision for deferred federal income taxes ......................             211.5            163.5            100.2
    Gains on equipment, receivable and investment sales ..............            (371.8)          (109.3)           (75.1)
    Increase in accrued liabilities and payables .....................             449.0            221.2             34.2
    Increase in other assets .........................................            (690.9)          (125.6)           (89.2)
    Other ............................................................              31.9             33.9             11.0
                                                                             -----------      -----------      -----------
      Net cash flows provided by operations ..........................           1,905.2          1,086.2            615.2
                                                                             -----------      -----------      -----------
Cash flows from investing activities
Loans extended .......................................................         (49,275.8)       (39,657.9)       (35,818.9)
Collections on loans .................................................          41,847.5         34,315.7         32,463.4
Proceeds from asset and receivable sales .............................           7,055.4          3,733.2          1,381.3
Purchases of assets to be leased .....................................          (2,457.6)        (1,633.2)        (1,101.7)
Purchases of finance receivable portfolios ...........................          (1,465.6)          (492.1)          (600.0)
Net increase in short-term factoring receivables .....................            (175.4)          (242.9)          (255.4)
Acquisitions, net of cash acquired ...................................                --           (538.0)              --
Other ................................................................             (79.4)           (36.0)           (19.5)
                                                                             -----------      -----------      -----------
  Net cash flows used for investing activities .......................          (4,550.9)        (4,551.2)        (3,950.8)
                                                                             -----------      -----------      -----------
Cash flows from financing activities
Proceeds from the issuance of variable and fixed-rate notes ..........          12,645.3          7,700.0          6,863.5
Repayments of variable and fixed-rate notes ..........................         (10,143.2)        (5,538.3)        (4,111.5)
Net increase in commercial paper .....................................              89.5          2,571.2            584.5
Net repayments of non-recourse leveraged lease debt ..................             (31.2)          (156.8)             6.6
Cash dividends paid ..................................................            (105.9)           (64.6)           (48.9)
Purchase of treasury stock ...........................................             (67.2)           (45.1)           (25.4)
                                                                             -----------      -----------      -----------
  Net cash flows provided by financing activities ....................           2,387.3          4,466.4          3,268.8
                                                                             -----------      -----------      -----------
Effect of exchange rate changes on cash ..............................              (2.9)            (1.6)              --
                                                                             -----------      -----------      -----------
Net (decrease) increase in cash and cash equivalents .................            (261.3)           999.8            (66.8)
Cash and cash equivalents, beginning of year .........................           1,073.4             73.6            140.4
                                                                             -----------      -----------      -----------
Cash and cash equivalents, end of year ...............................       $     812.1      $   1,073.4      $      73.6
                                                                             ===========      ===========      ===========
Supplemental cash disclosures
Interest paid ........................................................       $   2,449.7      $   1,268.9      $   1,021.3
Federal, foreign and state and local income taxes paid ...............       $      28.4      $      66.4      $      81.4
Supplemental non-cash disclosure
Stock issued for acquisition .........................................       $        --      $   2,563.7      $        --

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company

      The CIT Group, Inc. ("CIT") is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities. CIT operates extensively in the United States and Canada, with strategic locations in Europe, Latin America and the Pacific Rim.

      On November 15, 1999, CIT issued 76,428,304 shares of CIT common stock and 27,577,082 exchangeable shares of CIT Exchangeco Inc. (exchangeable on a one-for-one basis for shares of CIT common stock) under the terms of the acquisition of Newcourt Credit Group Inc. ("Newcourt"). In addition, prior to the acquisition, CIT's Certificate of Incorporation was amended to rename and combine the Class A Common Stock and Class B Common Stock as Common Stock, which is now the only class of common stock outstanding. At December 31, 2000, The Dai-Ichi Kangyo Bank, Limited ("DKB") owned approximately 27% of the outstanding stock (including the exchangeable shares).

      In November 1998, CIT's majority stockholder, DKB, sold 55,000,000 shares of Class A Common Stock in a secondary public offering (the "Secondary Offering") for which DKB received all the proceeds. Prior to the sale, DKB converted all of its Class B Common Stock into an identical number of shares of Class A Common Stock.

Note 2--Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements and accompanying notes include the accounts of CIT and its subsidiaries. All significant intercompany transactions have been eliminated. Prior period amounts have been reclassified to conform to the current presentation. The 1999 acquisitions were accounted for using the purchase method of accounting. The acquisitions affect the comparability of the consolidated financial statements as the consolidated statements of income reflect results of the acquired operations for the full year 2000, as compared to a partial year for each acquisition for 1999.

Financing and Leasing Assets

      CIT provides funding for a variety of financing arrangements, including term loans, lease financing and operating leases. The amounts outstanding on loans and leases are referred to as finance receivables and, when combined with finance receivables held for sale, net book value of operating lease equipment, and certain investments, represent financing and leasing assets.

      At the time of designation for sale, securitization or syndication by management, assets are classified as finance receivables held for sale. These assets are carried at the lower of aggregate cost or market value.

Income Recognition

      Finance income includes interest on loans, the accretion of income on direct financing leases, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance income over the contractual life of the transactions. Income on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination using methods that generally approximate the interest method. Leveraged lease income is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental income on operating leases is recognized on an accrual basis.

      The accrual of finance income on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. Given the nature of revolving credit facilities, including those combined with term loan facilities (advances and interest accruals increase revolving loan balances and payments reduce revolving loan balances), the placement of revolving credit facilities on non-accrual status includes the review of other qualitative and quantitative credit related factors, and generally does not result in the reversal of significant amounts of accrued interest. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued income outstanding, accrued

                      THE CIT GROUP, INC. AND SUBSIDIARIES
but uncollected income at the date an account is placed on non-accrual status is reversed and charged against income. Subsequent income received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance income on consumer loans is suspended, and all previously accrued but uncollected income is reversed, when payment of principal and/or interest on consumer finance receivables is contractually delinquent for 90 days or more.

      Other revenue includes: (1) factoring commissions, (2) commitment, facility, letters of credit and syndication fees, (3) servicing fees and (4) gains and losses from the sales of leasing equipment, venture capital investments, and the sales and securitizations of finance receivables.

Lease Financing

      Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans and subsequently placed on operating lease is recorded at the lower of carrying value or estimated fair value when acquired. Lease receivables include leveraged leases, for which a major portion of the funding is provided by third party lenders on a nonrecourse basis, with CIT providing the balance and acquiring title to the property. Leveraged leases are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less nonrecourse third party debt and unearned finance income. Management performs periodic reviews of the estimated residual values with impairment, other than temporary, recognized in the current period.

Reserve for Credit Losses on Finance Receivables

      The consolidated reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including charge-off experience and levels of past due loans and non-performing assets. Changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the consolidated reserve for credit losses. It is management's judgment that the consolidated reserve for credit losses is adequate to provide for credit losses inherent in the portfolio.

Charge-off of Finance Receivables

      Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers). Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are no longer deemed useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency based upon historical loss severity.

Impaired Loans

      Impaired loans are measured based upon: 1) the present value of expected future cash flows discounted at the loan's effective interest rate, or 2) the fair value of the collateral, if the loan is collateral dependent. Impaired loans include any loan transaction on non-accrual status or any troubled debt restructuring, subject to periodic individual review by CIT's Asset Quality Review Committee ("AQR"). The AQR is comprised of members of senior management, which reviews overall owned and managed portfolio performance across the organization, as well as individual accounts of $500,000 or more meeting certain credit risk grading parameters. Excluded from impaired loans are: 1) certain individual small dollar commercial non-accrual loans (under $500,000) for which the collateral value supports the outstanding balance, 2) consumer loans, which are subject to automatic charge-off procedures, and 3) short-term factoring customer receivables, generally having terms of no more than 30 days. In general, the impaired loans are collateral dependent. Any shortfall between the estimated fair value and the recorded investment in the loan is recognized by recording a provision for credit losses.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Long-Lived Assets

      A review for impairment of long-lived assets, such as operating lease equipment, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill

      Goodwill represents the excess of the purchase price over the estimated fair value of identifiable assets acquired, less the estimated fair value of liabilities assumed from business combinations and is amortized over periods not exceeding 25 years from date of acquisition, on a straight line basis. Goodwill is reviewed for impairment whenever events indicate the carrying amounts may not be recoverable. If the estimated future cash flows of CIT are projected to be less than the carrying amount of goodwill, an impairment write-down equal to the difference between the discounted cash flows and the recorded goodwill would be recorded as a charge to operations.

Securitizations

      CIT's retained interests in securitized assets are included in other assets. Pools of assets are originated and sold to independent trusts which in turn, issue securities to investors backed by the asset pools. CIT retains the servicing rights and participates in certain cash flows from the pools. The present value of expected net cash flows that exceeds the estimated cost of servicing is recorded at the time of sale as "retained interest". CIT, in its estimation of residual cash flows and retained interests, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both CIT's historical experience, market trends and anticipated trends relative to the particular products securitized. Subsequent to the recording of retained interests, CIT reviews such assets for impairment on a quarterly basis. These reviews are performed on a disaggregated basis. Fair values of retained interests are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to CIT's carrying values. Unrealized gains and losses, representing the difference between carrying value and current fair market value, are recorded as other comprehensive income in a separate component of equity. Declines in value considered to be other than temporary are recognized directly in operations.

Other Assets

      Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs at the time of receipt recognized by recording a charge-off. Subsequent write-downs of such assets, which may be required due to a decline in estimated fair market value after receipt, are reflected in general operating expenses.

      Realized and unrealized gains (losses) on marketable equity securities included in CIT's venture capital investment companies are included directly in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for all other debt and marketable equity securities are recorded as other comprehensive income in a separate component of equity.

      Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses.

      Fixed assets such as computer equipment, furniture, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the related assets.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Derivative Financial Instruments

      CIT primarily uses interest rate and currency swaps for worldwide market risk management. These transactions are entered into as hedges against the effects of future interest rate and currency fluctuations and, accordingly, are not carried at fair value. CIT does not enter into derivative financial instruments for trading or speculative purposes.

      The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance income or as interest expense to correspond with the hedged position. In the event that early termination of a derivative instrument occurs, the net proceeds paid or received are deferred and amortized over the shorter of the remaining original contract life of the interest rate swap or the maturity of the hedged position.

      CIT uses derivative instruments to hedge the interest rate associated with the anticipated securitization, syndication, or whole loan sale of financing and leasing assets. Such derivative transactions are designated as hedges against a sale that is probable and for which the significant characteristics and terms have been identified, but for which there is no legally binding obligation. The net interest differential on the derivative instrument, including premium paid or received, if any, is recognized as an adjustment to the basis of the corresponding assets at the time of sale. In the event the anticipated sale does not occur, the related hedge position may be liquidated with any gain or loss recognized in operations at such time, and the related assets would be reclassified to finance receivables.

      CIT also uses foreign exchange forward contracts to hedge the net investments in foreign operations. These instruments are designated as hedges and resulting gains and losses are reflected in accumulated other comprehensive income as a separate component of equity.

Stock-Based Compensation

      Stock option plans are accounted for in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25".) In accordance with APB 25, no compensation expense is recognized for stock options issued. Pro forma disclosures, as if CIT applied the "Fair Value Based Method" for stock options granted to employees, have been provided in Note 16--"Postretirement and Other Benefit Plans." Compensation expense associated with restricted stock awards is recognized over the associated vesting periods.

Foreign Currency Translation

      CIT has operations in Canada, Europe and other countries outside the United States. The functional currency for these foreign operations is the local currency. The assets and liabilities of these operations are translated at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rate prevailing during the year. The resulting translation adjustments, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive income as a separate component of equity.

Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

      Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash borrowed in the commercial paper market and maintained for liquidity purposes. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

Other Comprehensive Income

      Other comprehensive income includes unrealized gains and losses on equity investments, securitization retained interests and foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments.

Use of Estimates

      The  preparation  of financial  statements in conformity  with  accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Note 3--Acquisitions

      On November 15, 1999, CIT acquired Newcourt, a publicly traded, non-bank financial services enterprise that originated, invested in and securitized, syndicated and sold asset-based loans and leases. Newcourt's origination activities focused on the commercial and corporate finance segments of the asset-based financing market. Newcourt, which was headquartered in Toronto, Canada, operated extensively in the United States and Canada, with strategic locations in Europe, Latin America, and the Pacific Rim.

      In connection with the acquisition, 76,428,304 shares of CIT common stock and 27,577,082 exchangeable shares of CIT Exchangeco Inc. (exchangeable on a one-for-one basis for shares of CIT common stock) were issued for all Newcourt common stock outstanding. The value of CIT common stock issued in connection with the acquisition (including exchangeable shares) was $2,563.7 million, based upon 148,536,081 outstanding shares of Newcourt at a price of $17.26. The price per share was determined by multiplying the average closing price of CIT common stock for the two-day period both before and after the acquisition announcement on August 5, 1999 by the exchange ratio of .70.

      The acquisition has been accounted for using the purchase method. The difference between the purchase price and the estimated fair value of net assets acquired has been allocated to goodwill in the Consolidated Balance Sheets. The goodwill created by the Newcourt acquisition was $1,583.2 million, which includes an increase of $200.1 million during 2000 following a refinement to the original purchase price allocations as summarized, on an after tax basis, in the table below.

Dollars in Millions                                                       Amount
                                                                          ------
Retained interests in securitization transactions ......................  $117.6
Pre-acquisition contingencies ..........................................    32.2
Business restructuring, including adjustments to reflect dispositions ..    26.4
Other ..................................................................    23.9
                                                                          ------
   Total increase ......................................................  $200.1
                                                                          ======

      This goodwill is being amortized on a straight-line basis over twenty-five years from the date of acquisition.

      In connection with the acquisition, CIT established an integration plan, which identified activities that would not continue and the associated costs of exiting those activities. The plan identified areas for adjusting the amount of real estate required, including the closing of the Newcourt corporate location in New Jersey, the reduction of corporate office space in Toronto, Canada, and the elimination of various other operating locations throughout the United States and Canada. The plan also identified employees for involuntary termination.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      The following table summarizes activity in the restructuring liability. The remaining accrual balances represent expenditures expected during 2001.

                                                                  Severance
                                                                  and Other      Leasehold      Transaction
                                                                 Termination    Termination      and Other
Dollars in Millions                                                 Costs          Costs           Costs           Total
                                                                 -----------    -----------     -----------        ------
Balance at November 15, 1999 .................................     $102.1          $ 24.5          $ 72.6          $199.2
  Cash payments ..............................................      (48.1)             --           (38.0)          (86.1)
  Transaction fees paid in CIT stock .........................         --              --           (14.3)          (14.3)
  Non-cash reductions ........................................         --              --            (2.5)           (2.5)
                                                                   ------          ------          ------          ------
Balance at December 31, 1999 .................................       54.0            24.5            17.8            96.3
  Cash payments ..............................................      (60.7)          (10.2)           (8.1)          (79.0)
  Additions ..................................................        6.7              --              --             6.7
  Non-cash reductions ........................................         --            (2.4)           (6.2)           (8.6)
                                                                   ------          ------          ------          ------
Balance at December 31, 2000 .................................     $   --          $ 11.9          $  3.5          $ 15.4
                                                                   ======          ======          ======          ======

      On April 1, 1999, CIT purchased certain factoring assets of Congress Financial Corporation ("Congress") from First Union Corporation, and on December 1, 1999, CIT purchased the domestic factoring business of Heller Financial Inc. ("Heller"). In total, these two acquisitions added in excess of $1.5 billion in financing and leasing assets. The combined goodwill created at the acquisition dates for these purchases was $270.6 million. This goodwill is being amortized on a straight-line basis over twenty years from the dates of acquisition.

      The actual 2000 results and the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1999, which has been prepared assuming that the 1999 acquisitions had occurred at the beginning of that year, follow.

                                                       Years Ended December 31,
                                                     --------------------------
Dollars in Millions, except per share amounts          2000      1999 Pro Forma
                                                     --------    --------------

Operating revenue ..........................         $2,381.4       $2,201.1
Net income .................................         $  611.6       $  448.1
Basic earnings per share ...................         $   2.34       $   1.69
Diluted earnings per share .................         $   2.33       $   1.68

      The pro forma results have been prepared for comparative purposes only. The pro forma results for the year ended December 31, 1999 are based on the historical operating results of the acquired companies prior to the acquisitions. The 1999 pro forma results include certain adjustments, primarily to recognize accretion and amortization based on the allocated purchase price of assets and liabilities. Further, the 1999 pro forma results do not include cost savings, reduced securitization activity and other initiatives introduced by CIT. Accordingly, management does not believe that the 1999 pro forma results are indicative of the actual results that would have occurred had the acquisition closed at the beginning of 1999, nor are they indicative of future results.

Note 4--Finance Receivables

      The following table presents the breakdown of finance receivables by loans and lease receivables.

                                                            December 31,
                                                      -------------------------
Dollars in Millions                                      2000           1999
                                                      ----------     ----------
Loans:
  Commercial .......................................  $18,727.0       $16,997.9
  Consumer .........................................    4,193.4         3,887.9
Lease receivables ..................................   10,577.1        10,121.3
                                                      ---------       ---------
  Finance receivables ..............................  $33,497.5       $31,007.1
                                                      =========       =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Included in lease receivables at December 31, 2000 and 1999 are leveraged lease receivables of $1.1 billion and $931.9 million, respectively. Leveraged lease receivables exclude the portion funded by nonrecourse debt payable to third party lenders of $2.1 billion at both December 31, 2000 and 1999.

      Commercial and consumer loans are presented net of unearned income of $1.5 billion at both December 31, 2000 and 1999. Lease receivables are presented net of unearned income of $2.6 billion and $2.2 billion at December 31, 2000 and 1999, respectively.

      At December 31, 2000 and 1999, finance receivables exclude $11.1 billion and $11.0 billion, respectively, of finance receivables previously securitized and still managed by CIT.

      The following table sets forth the contractual maturities of finance receivables.

                                                               At December 31,
                                              ---------------------------------------------------
                                                       2000                         1999
                                              ---------------------        ----------------------
Dollars in Millions                             Amount      Percent          Amount       Percent
                                              ----------    -------        ----------     -------
Due within one year ........................   $14,185.7     42.3%          $11,761.2      37.9%
Due within one to two years ................     5,450.6     16.3             5,375.1      17.3
Due within two to four years ...............     5,774.6     17.2             5,789.3      18.7
Due after four years .......................     8,086.6     24.2             8,081.5      26.1
                                               ---------    -----           ---------     -----
  Total ....................................   $33,497.5    100.0%          $31,007.1     100.0%
                                               =========    =====           =========     =====

      Information about concentrations of credit risk is set forth in "Concentrations" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

      The  following   table  sets  forth  the   information   regarding   total
non-performing assets.

                                                           At December 31,
                                                         ------------------
Dollars in Millions                                       2000        1999
                                                         ------      ------
Non-accrual finance receivables ..................       $704.2      $510.3
Assets received in satisfaction of loans .........        123.9       125.1
                                                         ------      ------
  Total non-performing assets ....................       $828.1      $635.4
                                                         ======      ======
Percent to finance receivables ...................         2.47%       2.05%
                                                         ======      ======

      At December 31, 2000 and 1999, the recorded investment in impaired loans, which are generally collateral dependent, totaled $326.6 million and $241.5 million, respectively, with a corresponding specific reserve for credit losses allocation of $59.9 million and $24.9 million, respectively. The average monthly recorded investment in the impaired loans was $256.6 million, $116.9 million and $73.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. There was no finance income recorded on these loans during 2000, 1999 or 1998 after being classified as impaired. The amount of finance income that would have been recorded under contractual terms for year end impaired loans would have been $38.1 million, $26.9 million, and $16.1 million in 2000, 1999, and 1998, respectively.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 5--Reserve for Credit Losses

      The following table presents changes in the reserve for credit losses.

                                                                                At December 31,
                                                                        -------------------------------
Dollars in Millions                                                      2000        1999         1998
                                                                        ------     -------      -------
Balance, January 1 .........................................            $446.9     $ 263.7      $ 235.6
                                                                        ------     -------      -------
Provision for credit losses ................................             255.2       110.3         99.4
Reserves relating to acquisitions/dispositions .............               2.0       167.9          7.5
                                                                        ------     -------      -------
  Additions to the reserve for credit losses ...............             257.2       278.2        106.9
                                                                        ------     -------      -------
Finance receivables charged-off ............................            (255.8)     (111.1)      (103.7)
Recoveries on finance receivables
 previously charged-off ....................................              20.2        16.1         24.9
                                                                        ------     -------      -------
  Net credit losses ........................................            (235.6)      (95.0)       (78.8)
                                                                        ------     -------      -------
Balance, December 31 .......................................            $468.5     $ 446.9      $ 263.7
                                                                        ------     -------      -------
Reserve for credit losses as a percentage
 of finance receivables ....................................              1.40%       1.44%        1.33%
                                                                        ======     =======      =======

Note 6--Operating Lease Equipment

      The following table provides an analysis of operating lease equipment by equipment type, net of accumulated depreciation of $1,080.9 million at December 31, 2000 and $719.4 million at December 31, 1999.

                                                  At December 31,
                                             ------------------------
Dollars in Millions                            2000            1999
                                             --------        --------
Commercial aircraft .......................  $1,885.5        $1,528.4
Railroad equipment ........................   1,697.1         1,398.1
Information technology ....................   1,155.4           925.1
Telecommunications ........................     560.4           468.7
Transportation ............................     385.2           428.4
Business aircraft .........................     364.0           334.3
Manufacturing .............................     305.6           258.6
Other .....................................     837.4           784.3
                                             --------        --------
  Total ...................................  $7,190.6        $6,125.9
                                             ========        ========

      Included in the preceding table is equipment not currently subject to lease agreements of $351.0 million and $235.9 million at December 31, 2000 and 1999, respectively.

      Rental income on operating leases, which is included in finance income, totaled $1.7 billion in 2000, $617.8 million in 1999, and $314.1 million in 1998. The following table presents future minimum lease rentals on non-cancelable operating leases as of December 31, 2000. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are important components of operating lease profitability.

Years Ended December 31,
------------------------
Dollars in Millions                                            Amount
                                                             -----------
2001 ..............................................           $1,522.6
2002 ..............................................              992.1
2003 ..............................................              535.4
2004 ..............................................              280.3
2005 ..............................................              169.3
Thereafter ........................................              298.4
                                                              --------
    Total .........................................           $3,798.1
                                                              ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 7--Investments in Debt and Equity Securities

      At December 31, 2000 and 1999, CIT's investments in debt and equity securities designated as available for sale totaled $849.7 million and $892.0 million, respectively.

      Included in CIT's investments in debt and equity securities are retained interests in commercial securitized assets of $684.5 million and consumer securitized assets of $155.9 million at December 31, 2000 and commercial securitized assets of $676.8 million and consumer securitized assets of $194.8 million at December 31, 1999. Retained interests include interest-only strips, retained subordinated securities, and cash reserve accounts related to securitizations. The carrying value of the retained interests in securitized assets is reviewed quarterly for valuation impairment.

      The securitization programs cover a wide range of products and collateral types with significantly different prepayment and credit risk characteristics.

      The prepayment speed, in the tables below, is based on CPR which expresses payments as a function of the declining amount of loans at a compound annual rate. Expected credit losses are based upon annual loss rates. The key economic assumptions used in measuring the retained interests at the date of securitization for transactions completed during 2000 by product type were as follows.

                                                                                    Consumer
                                                                       ----------------------------------
                                                                       Manufactured
                                                       Commercial       Housing &           Recreational
                                                        Equipment       Home Equity        Vehicle & Boat
                                                     ---------------   ------------        --------------
Prepayment speed ..................................  4.50% - 9.81%          --                  --
Expected credit losses ............................  0.52% - 1.28%          --                  --
Weighted average discount rate ....................  8.50% - 9.86%          --                  --
Weighted average life (in years) ..................   0.69 - 2.69           --                  --

      Ranges of key economic assumptions used in calculating the fair value of the retained interests in securitized assets by product type at December 31, 2000 were as follows.

                                                                                        Consumer
                                                                           ----------------------------------
                                                                           Manufactured
                                                       Commercial           Housing &           Recreational
                                                        Equipment           Home Equity        Vehicle & Boat
                                                     ---------------        ------------       --------------
Prepayment speed ..................................  4.50% -  9.08%       16.84% - 30.00%      20.56% - 30.00%
Expected credit losses ............................  0.55% -  4.03%        0.15% -  0.90%       0.00% -  0.94%
Weighted average discount rate ....................  8.74% - 10.35%        8.00% - 12.00%       8.00% -  8.50%
Weighted average life (in years) ..................  0.52  -  1.97         2.37  -  3.95        0.79  -  2.88

      The impact of 10 percent and 20 percent adverse changes to the key economic assumptions on the fair value of retained interests as of December 31, 2000 is shown in the following tables.

                                                                                    Consumer
                                                                       ----------------------------------
                                                                       Manufactured
                                                       Commercial       Housing &           Recreational
Dollars in Millions                                     Equipment       Home Equity        Vehicle & Boat
                                                     ---------------   ------------        --------------
Prepayment speed:
  10 percent adverse change .........................   $ (0.8)           $(1.8)                $(5.0)
  20 percent adverse change .........................     (1.4)            (3.6)                 (9.2)
Expected credit losses:
  10 percent adverse change .........................    (20.6)            (0.4)                 (3.4)
  20 percent adverse change .........................    (41.3)            (0.8)                 (6.7)
Weighted average discount rate:
  10 percent adverse change .........................     (8.7)            (0.9)                 (2.0)
  20 percent adverse change .........................    (17.2)            (1.7)                 (4.0)

      These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular

                      THE CIT GROUP, INC. AND SUBSIDIARIES
assumption on the fair value of the retained interests is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

      The following tables summarize static pool credit losses, which represent the sum of actual and projected future credit losses, divided by the original pool of the respective assets. Amounts shown for each year are a weighted average for the securitizations during the period.



                                                          Commercial Equipment
                                                         Securitizations During
                                                         ----------------------
                                                           2000          1999
                                                          ------        -------

Actual and projected losses at:
  December 31, 2000 ..................................     1.83%         3.92%
  December 31, 1999 ..................................       --          4.59%

                                                          Recreational Vehicle
                                                                and Boat
                                                         Securitizations During
                                                         ----------------------
                                                           2000          1999
                                                          ------        -------
Actual and projected losses at:
  December 31, 2000 ..................................       --          2.32%
  December 31, 1999 ..................................       --          2.25%

      The table that follows summarizes certain cash flows received from and paid to securitization trusts for the year ended December 31, 2000.

                                                                  Year Ended
Dollars in Millions                                            December 31, 2000
                                                               -----------------
Proceeds from new securitizations ...........................      $4,310.9
Other cash flows received on retained interests .............         327.7
Servicing fees received .....................................          65.2
Purchases of delinquent or foreclosed assets ................         (11.0)
Purchases of ineligible contracts ...........................         (44.2)
Reimbursable servicing advances, net ........................         (44.7)
Purchases of contracts through clean up calls ...............        (259.0)
                                                                   --------
  Total, net ................................................      $4,344.9
                                                                   ========

      Charge-offs for the year ended December 31, 2000 and receivables past due 60 days or more at December 31, 2000 are set forth below, for both finance receivables and managed receivables. In addition to finance receivables, managed receivables include finance receivables previously securitized and still managed by us, but exclude operating leases and equity investments.

                                                 Charge-offs for the Year Ended December 31, 2000
                                                --------------------------------------------------
                                                  Finance Receivables         Managed Receivables
                                                ----------------------       ---------------------
Dollars in Millions                             Amount         Percent       Amount        Percent
                                                ------         -------       ------        -------
Commercial .................................    $181.2          0.62%         $346.2         0.88%
Consumer ...................................      54.4          1.32            85.7         1.15
                                                ------          ----          ------         ----
  Total ....................................    $235.6          0.71%         $431.9         0.93%
                                                ======          ====          ======         ====

                                                  Past Due 60 Days or More at December 31, 2000
                                                --------------------------------------------------
                                                  Finance Receivables         Managed Receivables
                                                ----------------------       ---------------------
Dollars in Millions                             Amount         Percent       Amount        Percent
                                                ------         -------       ------        -------
Commercial .................................    $788.8          2.69%       $1,279.6         3.18%
Consumer ...................................     211.1          5.03           279.4         3.86
                                                ------          ----        --------         ----
  Total ....................................    $999.9          2.98%       $1,559.0         3.29%
                                                ======          ====        ========         ====

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 8--Debt

      The following table presents data on commercial paper borrowings.

                                                                            At December 31,
                                                                --------------------------------------
Dollars in Millions                                               2000            1999          1998
                                                                --------        --------      --------
Borrowings outstanding .....................................    $9,063.5        $8,974.0      $6,144.1
Weighted average interest rate .............................        6.57%           5.71%         5.35%
Weighted average maturity ..................................     37 days         27 days       38 days

                                                                   For the Years Ended December 31,
                                                                --------------------------------------
Dollars in Millions                                               2000            1999          1998
                                                                --------        --------      --------
Daily average borrowings ..................................     $10,565.1       $6,694.5      $6,572.1
Maximum amount outstanding ................................     $12,868.2       $9,295.0      $7,655.9
Weighted average interest rate ............................          6.23%          5.17%         5.51%

      The following tables present the contractual maturities of total debt at December 31, 2000 and 1999.

                                                                           At December 31, 2000
                                                               ---------------------------------------------          Total
                                                               Commercial      Variable-rate                      at December 31,
Dollars in Millions                                              Paper          Senior Notes         Total             1999
                                                               ----------      -------------       ---------      ---------------
Due in 2000 (rates ranging from
 4.00% to 7.57%) ....................................           $     --         $      --         $      --         $14,056.2
Due in 2001 (rates ranging from
 5.90% to 6.97%) ....................................            9,063.5           6,755.5          15,819.0           1,225.0
Due in 2002 (rates ranging from
 6.58% to 8.52%) ....................................                 --           4,355.0           4,355.0             820.0
Due in 2003 (rates ranging from
 5.81% to 6.04%) ....................................                 --              20.0              20.0              20.0
                                                                --------         ---------         ---------         ---------
 Total ..............................................           $9,063.5         $11,130.5         $20,194.0         $16,121.2
                                                                ========         =========         =========         =========

      The consolidated weighted average interest rates on variable senior notes at December 31, 2000 and 1999 were 6.76% and 6.03%, respectively.

                                                                          At December 31, 2000
                                                               -------------------------------------------
                                                                      Fixed-rate Notes                                Total
                                                               -----------------------------                     at December 31,
                                                                  Senior        Subordinated        Total             1999
                                                               -----------      ------------      ---------      ---------------
Due in 2000 (rates ranging from
 5.00% to 9.34%) ......................................        $        --         $   --         $      --         $ 4,827.2
Due in 2001 (rates ranging from
 5.50% to 9.25%) ......................................            4,464.8          200.0           4,664.8           4,678.7
Due in 2002 (rates ranging from
 5.50% to 8.26%) ......................................            3,028.4             --           3,028.4           2,885.0
Due in 2003 (rates ranging from
 4.90% to 8.26%) ......................................            3,851.5             --           3,851.5           1,268.8
Due in 2004 (rates ranging from
 4.41% to 8.26%) ......................................            1,752.3             --           1,752.3           1,766.4
Due in 2005 (rates ranging from
 5.91% to 8.26%) ......................................            2,890.6             --           2,890.6           3,670.9
Due after 2005 (rates ranging from
 3.25% to 8.25%) ......................................            1,566.0             --           1,566.0                --
                                                               -----------         ------         ---------         ---------
Face amount of maturities .............................           17,553.6          200.0          17,753.6          19,097.0
Purchase accounting adjustment and
 issue discount .......................................               17.5             --              17.5             155.3
                                                               -----------         ------         ---------         ---------
 Total ................................................        $  17,571.1         $200.0         $17,771.1         $19,252.3
                                                               ===========         ======         =========         =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Fixed-rate senior and subordinated debt outstanding at December 31, 2000 mature at various dates through 2028, with interest rates ranging from 3.25% to 9.25%. The consolidated weighted average interest rates on fixed-rate senior and subordinated debt at December 31, 2000 and 1999 were 6.83% and 6.61%, respectively. The purchase accounting adjustment and issue discount was reduced during 2000 primarily by the cash settlement of a derivative contract.

      The following table represents information on unsecured committed lines of credit with 47 banks that can be drawn upon to support commercial paper borrowings at December 31, 2000.

Maturity                                                           Amount
--------                                                          --------
Dollars in Millions
March 2001 ...............................................        $4,053.9
April 2003 ...............................................           765.0
March 2005 ...............................................         3,720.0
                                                                  --------
      Total credit lines .................................        $8,538.9
                                                                  ========

      The credit line agreements contain clauses that allow CIT to extend the expiration dates upon written consent from the participating banks.

      Certain foreign operations utilize local financial institutions to fund operations. At December 31, 2000, local credit facilities totaled $198.0 million, of which $104.6 million was available.

Note 9--Derivative Financial Instruments

      As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter markets, with other financial institutions acting as principal counterparties. CIT uses off-balance sheet derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against: commercial paper, a specifically underwritten debt issue or a specific pool of assets. CIT's primary hedge objectives include the conversion of variable-rate liabilities to fixed-rates, the conversion of fixed-rate liabilities to variable-rates, the fixing of spreads on variable-rate liabilities to various market indices and the elimination of interest rate risk associated with anticipated securitization, syndication or whole loan sale of financing and leasing assets. The notional amounts, rates, indices and maturities of CIT's off-balance sheet derivatives are required to closely match the related terms of CIT's hedged assets and liabilities.

      CIT utilizes foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency to the extent that local borrowings are not cost effective or available. CIT also utilizes foreign exchange forward contracts to hedge its net investment in foreign operations.

      The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability position.

                                 Notional Amount
Interest Rate Swaps                in Millions                      Comments
----------------------------     ---------------   --------------------------------------------------
Floating to fixed-rate swaps         $8,916.6      Effectively  converts  the  interest  rate  on  an
                                                   equivalent   amount   of   commercial   paper  and
                                                   variable-rate notes to a fixed-rate.

Fixed to floating-rate swaps          1,002.8      Effectively  converts  the  interest  rate  on  an
                                                   equivalent   amount  of  fixed-rate   notes  to  a
                                                   variable-rate.

                                     --------
Total interest rate swaps            $9,919.4
                                     ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      CIT's hedging activity increased interest expense by $25.9 million, $35.8 million and $23.4 million in 2000, 1999 and 1998, respectively, over the interest expense that would have been incurred with the existing debt structure but without CIT's hedging activity. However, this calculation of interest expense does not take into account any actions CIT would have taken to reduce interest rate risk in the absence of hedging activity, such as issuing more fixed-rate debt that would also tend to increase interest expense.

      CIT is party to cross-currency interest rate swaps with a notional principal amount of $1.2 billion. The swaps hedge foreign currency risk and have maturities ranging from 2001 to 2019 that correspond with the terms of the debt. CIT also entered into foreign currency exchange and bond forward contracts with notional amounts of $2.9 billion and $26.9 million, respectively, with maturities ranging from 2001 to 2004, to hedge foreign currency and interest rate risk.

      CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of interest rate swaps, bond forwards, or foreign exchange forwards with a positive fair value, which totaled $151.6 million at December 31, 2000, reduced by the effects of master netting agreements as presented in Note 20 -- "Fair Values of Financial Instruments." CIT manages this credit risk by requiring all derivative transactions be conducted with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated "AA" or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, CIT's actual counterparty credit risk at December 31, 2000 is not considered significant.

      The following table presents the notional principal amounts, weighted average interest rates expected to be received or paid and the maturities of U.S. dollar interest rate swaps at December 31, 2000.

                                         Floating to Fixed-rate                    Fixed to Floating-rate
                                    ----------------------------------        --------------------------------
                                                   Weighted Average                          Weighted Average
                                                   -------------------                       -----------------
Years Ending                        Notional       Receive       Pay           Notional      Receive      Pay
December 31,                         Amount         Rate         Rate           Amount        Rate        Rate
---------------------------------   --------       -------     -------        ---------      -------     -----
Notional Amount in Millions
2001 ............................   $1,980.3        6.73%       6.52%         $ 162.0        5.95%       6.80%
2002 ............................    1,336.4        6.64        6.47             61.0        6.18        6.88
2003 ............................    2,902.2        6.63        6.96            311.0        7.15        8.48
2004 ............................    1,009.4        6.72        7.18             11.0        7.85        7.42
2005 ............................      131.9        6.65        6.44            257.8        6.92        7.99
2006-Thereafter .................      986.2        6.71        6.94            200.0        5.92        6.76
                                    --------        ----        ----         --------        ----        ----
  Total .........................   $8,346.4        6.68%       6.79%        $1,002.8        6.60%       7.63%
                                    ========        ====        ====         ========        ====        ====

      In addition, at December 31, 2000, CIT had outstanding interest rate swaps denominated in Canadian dollars and Australian dollars. The Canadian dollar derivatives included instruments with U.S. dollar equivalent notional principal amount of $394.8 million that converted floating-rate debt to fixed-rate debt at weighted average receive and pay rates of 5.88% and 6.20%, respectively. The Australian dollar derivatives convert U.S. dollar equivalent $163.9 million in floating-rate debt to fixed-rate debt at weighted average receive and pay rates of 6.29% and 6.37%, respectively. The contractual maturities for both the Canadian and Australian derivatives are predominately between 2001 and 2004. All other foreign currency derivatives had an outstanding notional balance of U.S. dollar equivalent $11.5 million, which converted floating-rate debt to fixed-rate debt, maturing through 2002, at weighted average receive and pay rates of 5.14% and 3.56%, respectively.

      All rates were those in effect at December 31, 2000. Variable-rates are based on the contractually determined rate or other market rate indices and may change significantly, affecting future cash flows.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      The following table presents the notional principal amounts of foreign exchange forwards, cross currency swaps and bond forwards at December 31, 2000. The bond forwards are utilized to hedge certain assets held for syndication.

                                                                                          Cross-Currency         Bond
                                                 Foreign Exchange Forwards                     Swaps           Forwards
                                   -----------------------------------------------------  --------------   ---------------
                                                        Hedges of Net
                                                       Investments in
Years ended                        Hedges of Debt    Foreign Operations       Total
December 31,                       Notional Amount     Notional Amount   Notional Amount  Notional Amount  Notional Amount
---------------------------------  ---------------   ------------------  ---------------  ---------------  ---------------
Notional Amounts in Millions
2001 ............................      $1,223.0           $573.4            $1,796.4         $ 183.4            $26.9
2002 ............................         498.4            221.6               720.0            11.7               --
2003 ............................         293.1             35.7               328.8           131.7               --
2004 ............................           7.5               --                 7.5           125.5               --
2005 ............................            --               --                  --           695.8               --
2006-Thereafter .................            --               --                  --            88.9               --
                                       --------           ------            --------        --------            -----
  Total .........................      $2,022.0           $830.7            $2,852.7        $1,237.0            $26.9
                                       ========           ======            ========        ========            =====

      During 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133." SFAS 137 delayed the implementation of SFAS No. 133, which is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. During June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133."

      We adopted SFAS 133 and 138 as of January 1, 2001. The adoption did not have a material effect on either the statement of financial position or the results of operations.

Note 10--Preferred Capital Securities

      In February 1997, CIT Capital Trust I (the "Trust"), a wholly-owned subsidiary of CIT, issued in a private offering $250.0 million of 7.70% Preferred Capital Securities (the "Capital Securities"), which were subsequently registered with the Securities and Exchange Commission pursuant to an exchange offer. The Trust subsequently invested the offering proceeds in Junior Subordinated Debentures (the "Debentures") of CIT, having identical rates and payment dates. The Debentures of CIT represent the sole assets of the Trust. Holders of the Capital Securities are entitled to receive cumulative distributions at an annual rate of 7.70% through either the redemption date or maturity of the Debentures (February 15, 2027). Both the Capital Securities issued by the Trust and the Debentures of CIT owned by the Trust are redeemable in whole or in part on or after February 15, 2007 or at any time in whole upon changes in specific tax legislation, bank regulatory guidelines or securities law. Distributions by the Trust are guaranteed by CIT to the extent that the Trust has funds available for distribution. CIT records distributions payable on the Capital Securities as an operating expense in the Consolidated Statements of Income.

Note 11--Stockholders' Equity

      Under the most restrictive provisions of agreements relating to outstanding debt, CIT may not, without the consent of the holders of such debt, permit stockholders' equity to be less than $200 million. Our primary bank line agreements include a minimum equity requirement of $3.8 billion.

      During 1998, CIT's Board of Directors authorized the purchase of up to 2,000,000 shares of common stock to provide for, among other things, its employee compensation programs. On March 14, 2000, the Board of Directors renewed and extended the 1998 stock repurchase program by authorizing the purchase of up to 3,000,000 additional shares of its common stock. Previously, on July 22, 1999, the Board of Directors renewed and extended the same program by authorizing the purchase of up to 2,000,000 additional shares. All 5,000,000 shares were repurchased under these extensions.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      CIT has common stock, par value $.01 per share, with 1,210,000,000 shares authorized as of December 31, 2000. The following table summarizes activity in the outstanding common stock and exchangeable shares for 2000 and 1999, respectively.

                                                                          Common Stock
                                                       ---------------------------------------------------
                                                                               Less                                 Exchangeable
                                                          Issued             Treasury          Outstanding             Shares
                                                       -----------           ---------         -----------          ------------
Balance at December 31, 1998 ....................      163,144,879            (967,930)        162,176,949                   --
Shares issued:
 Newcourt acquisition ...........................       76,428,304                  --          76,428,304           27,577,082
Restricted shares issued, net ...................           27,997                  --              27,997                   --
Shares purchased, net ...........................               --          (1,777,755)         (1,777,755)                  --
Conversion of Exchangeco shares
 to common shares ...............................        2,684,772                  --           2,684,772           (2,684,772)
                                                       -----------           ---------         -----------           ----------

Balance at December 31, 1999 ....................      242,285,952          (2,745,685)        239,540,267           24,892,310
Restricted shares issued, net ...................        1,412,025                  --           1,412,025                   --
Shares purchased, net ...........................               --          (3,946,834)         (3,946,834)                  --
Conversion of Exchangeco shares
 to common shares ...............................       13,254,601                  --          13,254,601          (13,254,601)
                                                       -----------           ---------         -----------           ----------
Balance at December 31, 2000 ....................      256,952,578          (6,692,519)        250,260,059           11,637,709
                                                       ===========           =========         ===========           ==========


      On November 15, 1999, 27,577,082 exchangeable shares of CIT Exchangeco Inc., par value of $.01 per share, were issued in connection with the Newcourt acquisition. The holders of Exchangeco shares have dividend, voting and other rights equivalent to those of CIT common stock holders. These shares may be exchanged at any time at the option of the holder on a one-for-one basis for CIT common stock, and in any event CIT may redeem these shares on a one-for-one basis on or before November 1, 2004.

Note 12--Other Revenue

      The following table sets forth the components of other revenue.

                                                   Years Ended December 31,
                                                  --------------------------
Dollars in Millions                                2000      1999      1998
                                                  ------    ------    ------

Fees and other income ......................      $480.9    $161.0    $ 90.7
Factoring commissions ......................       154.7     118.7      95.7
Gains on sales of leasing equipment ........       113.2      56.4      45.2
Gains on securitizations ...................       109.5      14.7      12.5
Gains on venture capital investments .......        53.7      --        11.3
                                                  ------    ------    ------
  Total ....................................      $912.0    $350.8    $255.4
                                                  ======    ======    ======

Note 13--Salaries and General Operating Expenses

      The following table sets forth the components of salaries and general operating expenses (excluding goodwill amortization).

                                                  Years Ended December 31,
                                                ----------------------------
Dollars in Millions                               2000       1999      1998
                                                --------    ------    ------

Salaries and employee benefits ...........      $  600.7    $309.4    $245.4
Other operating expenses .................         434.5     206.6     162.3
                                                --------    ------    ------
  Total ..................................      $1,035.2    $516.0    $407.7
                                                ========    ======    ======

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 14--Income Taxes

      The effective tax rate of CIT varied from the statutory federal corporate income tax rate as follows.

                                                     Years Ended December 31,
                                                     ------------------------
Percentage of Pretax Income                          2000      1999      1998
                                                     ----      ----      ----
Federal income tax rate ...........................  35.0%     35.0%     35.0%
Increase (decrease) due to:
  Goodwill amortization ...........................   2.1       0.2       0.1
  Foreign income taxes ............................   2.0        --        --
  State and local income taxes,
      net of federal income tax benefit ...........   1.6       2.7       3.0
  Other ...........................................  (2.8)     (3.1)     (2.8)
                                                     ----      ----      ----
Effective tax rate ................................  37.9%     34.8%     35.3%
                                                     ====      ====      ====

      The provision for income taxes is comprised of the following.

                                                     Years Ended December 31,
                                                  ------------------------------
Dollars in Millions                                2000        1999        1998
                                                  ------      ------      ------
Current federal income tax provision .......      $ 24.6      $ 16.7      $ 60.4
Deferred federal income tax provision ......       211.5       163.5       100.2
                                                  ------      ------      ------
  Total federal income taxes ...............       236.1       180.2       160.6
Foreign income taxes .......................       113.2         3.0          --
State and local income taxes ...............        24.6        24.4        24.4
                                                  ------      ------      ------
  Total provision for income taxes .........      $373.9      $207.6      $185.0
                                                  ======      ======      ======

      The tax effects of temporary differences that give rise to significant portions of the deferred federal and foreign income tax assets and liabilities are presented below.

                                                              At December 31,
                                                       -------------------------
Dollars in Millions                                      2000             1999
                                                       --------        ---------
Assets:

   Amortization of intangibles .................       $ (300.8)       $ (282.1)
   Net operating loss carryforwards ............         (216.0)         (153.8)
   Alternative minimum tax .....................          (85.7)          (50.7)
   Provision for credit losses .................          (73.4)          (90.1)
   Loan origination fees .......................          (29.7)          (22.6)
   Other .......................................          (96.3)          (81.1)
                                                       --------        --------
      Total deferred tax assets ................         (801.9)         (680.4)
                                                       --------        --------
Liabilities:

   Leasing transactions ........................        1,006.6           932.7
   Market discount income ......................          388.9           226.6
   Other .......................................           51.6            29.7
                                                       --------        --------
      Total deferred tax liabilities ...........        1,447.1         1,189.0
                                                       --------        --------
Net deferred tax liability .....................       $  645.2        $  508.6
                                                       ========        ========

      Included in deferred federal income taxes on the Consolidated Balance Sheets are unamortized investment tax credits of $1.6 million and $2.2 million at December 31, 2000 and 1999, respectively. Included in the accrued liabilities and payables caption in the Consolidated Balance Sheets are state and local deferred tax liabilities of $112.6 million and $66.8 million at December 31, 2000 and 1999, respectively, arising from the temporary differences shown in the above tables.

      At December 31, 2000 CIT has $538.6 million of non-capital losses available for tax purposes to offset future taxable income arising from the reversal of deferred income tax liabilities. These non-capital tax losses arise principally from temporary differences relating to depreciation and
restructuring   charges  as  well  as  certain  other

                      THE CIT GROUP, INC. AND SUBSIDIARIES
permanent differences. Non-capital losses pertaining to the Canadian operations of $208.2 million will expire at various dates through the year 2007. Net operating losses pertaining to the U.S. operations of $330.4 million will expire at various dates through the year 2020. CIT had an alternative minimum tax credit carryforward for income tax purposes of $85.7 million at December 31, 2000.

      During 2000, the net deferred tax liability was reduced by $95.6 million for the tax effect of purchase price allocation refinements recorded in goodwill.

Note 15--Earnings Per Share ("EPS")

      Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The diluted EPS computation includes the potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect of stock options is computed using the treasury stock method, which assumes the repurchase of common shares by CIT at the average market price for the period. Options that have an anti-dilutive effect are not included in the denominator and averaged approximately 14.9 million shares for the year ended December 31, 2000.

      The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented for the years ended December 31, 2000 and 1999 and 1998.

                                                     Income            Shares         Per-Share
Dollars in Millions, except per share amounts      (Numerator)     (Denominator)        Amount
                                                   -----------     -------------        ------
For the Year Ended December 31, 2000
Basic EPS:
   Income available to common shareholders .....     $611.6         261,141,544         $2.34
Effect of dilutive securities:
   Restricted shares ...........................         --           1,386,353         (0.01)
   Stock options ...............................         --             169,082            --
                                                     ------         -----------         -----
Diluted EPS ....................................     $611.6         262,696,979         $2.33
                                                     ======         ===========         =====
For the Year Ended December 31, 1999
Basic EPS:
   Income available to common shareholders .....     $389.4         174,013,063         $2.24
Effect of dilutive securities:
   Restricted shares ...........................         --           1,001,269         (0.02)
   Stock options ...............................         --             146,753            --
                                                     ------         -----------         -----
Diluted EPS ....................................     $389.4         175,161,085         $2.22
                                                     ======         ===========         =====
For the Year Ended December 31, 1998
Basic EPS:
   Income available to common shareholders .....     $338.8         161,987,897         $2.09
Effect of dilutive securities:
   Restricted shares ...........................         --             936,250         (0.01)
   Stock options ...............................         --             264,592            --
                                                     ------         -----------         -----
Diluted EPS ....................................     $338.8         163,188,739         $2.08
                                                     ======         ===========         =====

Note 16--Postretirement and Other Benefit Plans

Retirement and Postretirement Medical and Life Insurance Benefit Plans

      Certain employees of CIT who have completed one year of service and are 21 years of age or older participate in The CIT Group Holdings, Inc. Retirement Plan (the "Plan"). The retirement benefits under the Plan are based on the employee's age, years of benefit service, and a percentage of qualifying compensation during the final years of employment. Plan assets consist of marketable securities, including common stock and government and corporate debt securities. CIT funds the Plan to the extent it qualifies for an income tax deduction. Such funding is charged to salaries and employee benefits expense.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      CIT also provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of benefit service and 11 years of medical plan participation. Generally, the medical plans pay a stated percentage of most medical expenses reduced by a deductible as well as by payments made by government programs and other group coverage. The plans are funded on a pay as you go basis.

      The following tables set forth the change in obligations, plan assets, and funded status of the plans as well as the net periodic benefit cost.

                                                                    At or for the Years Ended December 31,
                                                  ----------------------------------------------------------------------
                                                         Retirement Benefits                Postretirement Benefits
                                                  ---------------------------------      -------------------------------
Dollars in Millions                                2000         1999         1998         2000        1999        1998
                                                  -------      -------      -------      -------     -------     -------
Change in Benefit Obligations
Benefit obligation at beginning of year ......    $ 107.9      $ 118.1      $ 100.4      $  36.7     $  37.2     $  35.0
Service cost .................................        7.0          7.2          6.3          2.0         1.8         1.5
Interest cost ................................        8.5          7.6          6.9          3.0         2.3         2.3
Plan participants' contributions .............         --           --           --          0.2          --          --
Plan amendments ..............................        2.6          1.3           --         (7.8)         --          --
Actuarial loss/(gain) ........................        4.6        (23.8)         7.0          5.1        (2.8)        1.2
Benefits paid ................................       (2.9)        (2.5)        (2.5)        (2.9)       (1.8)       (2.8)
                                                  -------      -------      -------      -------     -------     -------
Benefit obligation at end of year ............    $ 127.7      $ 107.9      $ 118.1      $  36.3     $  36.7     $  37.2
                                                  =======      =======      =======      =======     =======     =======
Change in Plan Assets
Fair value of plan assets at beginning of year    $ 140.7      $ 132.8      $ 128.5      $    --     $    --     $    --
Actual return on plan assets .................       (0.4)        10.4          6.8           --          --          --
Plan participants' contributions .............         --           --           --          0.2          --          --
Benefits paid ................................       (2.9)        (2.5)        (2.5)        (2.9)       (1.8)       (2.8)
Employer contributions .......................         --           --           --          2.7         1.8         2.8
                                                  -------      -------      -------      -------     -------     -------
Fair value of plan assets at end of year .....    $ 137.4      $ 140.7      $ 132.8      $    --     $    --     $    --
                                                  =======      =======      =======      =======     =======     =======
Reconciliation of Funded Status at End of Year
Funded status ................................    $   9.7      $  32.8      $  14.7      $ (36.3)    $ (36.7)    $ (37.2)
Unrecognized prior service cost ..............        2.4         (0.1)        (1.5)          --          --          --
Unrecognized net gain ........................       (6.0)       (25.8)        (4.7)        (3.0)       (8.4)       (6.2)
Unrecognized net transition obligation .......         --           --           --         11.8        21.2        22.9
                                                  -------      -------      -------      -------     -------     -------
Prepaid/(accrued) benefit cost ...............    $   6.1      $   6.9      $   8.5      $ (27.5)    $ (23.9)    $ (20.5)
                                                  =======      =======      =======      =======     =======     =======
Weighted-average Assumptions
Discount rate ................................       7.50%        7.75%        6.50%        7.50%       7.75%       6.50%
Rate of compensation increase ................       4.50%        4.75%        4.25%        4.50%       4.75%       4.25%
Expected return on plan assets ...............      10.00%       10.00%       10.00%          --          --          --

Components of Net Periodic Benefit Cost
Service cost .................................    $   7.0      $   7.2      $   6.3      $   2.0     $   1.8     $   1.5
Interest cost ................................        8.5          7.6          6.9          3.0         2.3         2.3
Expected return on plan assets ...............      (14.0)       (13.2)       (12.8)          --          --          --
Amortization of prior service cost ...........        0.1           --         (0.2)          --          --          --
Amortization of transition obligation ........         --           --           --          1.6         1.6         1.6
Amortization of gains ........................       (0.8)          --         (0.5)        (0.4)       (0.5)       (0.8)
                                                  -------      -------      -------      -------     -------     -------
Total net periodic expense/(benefit) .........    $   0.8      $   1.6      $  (0.3)     $   6.2     $   5.2     $   4.6
                                                  =======      =======      =======      =======     =======     =======

      For 2000, the assumed health care cost trend rates decline to an ultimate level of 5.25% in 2006 for all retirees; for 1999, 5.50% in 2005 for all retirees; and for 1998, 4.50% in 2005 for employees prior to reaching age 65.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects.

                                                         Postretirement Benefits
                                                         -----------------------
                                                           For the Years Ended
                                                         -----------------------
Dollars in Millions                                         2000         1999
                                                           ------       ------
Effect of One-percentage Point Increase on:
Year end benefit obligation .........................      $ 1.4        $ 2.8
Total of service and interest cost components .......      $ 0.5        $ 0.4

Effect of One-percentage Point Decrease on:
Year end benefit obligation .........................      $(1.3)       $(2.6)
Total of service and interest cost components .......      $(0.4)       $(0.4)

Savings Incentive Plan

      Certain employees of CIT participate in The CIT Group Holdings, Inc. Savings Incentive Plan. This plan qualifies under section 401(k) of the Internal Revenue Code. CIT's expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $13.2 million, $10.4 million and $9.6 million for 2000, 1999 and 1998, respectively.

Corporate Annual Bonus Plan

      The CIT Group Bonus Plan ("Bonus Plan") is an annual bonus plan covering certain executive officers and other employees. The amount of awards depend on a variety of factors, including corporate performance and individual performance during the calendar year for which awards are made and is subject to approval by the Compensation Committee of the Board of Directors. For the years ended December 31, 2000, 1999 and 1998, expenses for the Bonus Plan amounted to $40.0 million, $24.3 million and $18.6 million, respectively. Relating to their 1999 bonus, certain senior executive officers were permitted to defer up to fifty percent (50%) (in the form of CIT stock units). The deferred portion of the bonus was converted into restricted shares at a 25% premium, based on the closing price of CIT shares on the date of approval. Such restricted shares vest over a three-year period. The premium element is subject to forfeiture if the executive voluntarily terminates employment with CIT prior to three years from the date of the award. No deferral was offered for 2000.

Long-Term Equity Compensation Plan

      CIT sponsors a Long-Term Equity Compensation Plan (the "ECP"). The ECP allows CIT to issue to employees up to 28,900,000 shares of common stock through grants of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Common stock issued under the ECP may be either authorized but unissued shares, treasury shares or any combination thereof. All options granted have 10 year terms. Options granted in 2000, 1999 and 1998 vest one-third on the first, second and third anniversary of the date of grant.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Data for the stock option plans is summarized as follows.

                                                      2000                                    1999
                                           --------------------------------      --------------------------------
                                                               Weighted                              Weighted
                                                            Average Option                        Average Option
                                             Shares         Price Per Share        Shares         Price Per Share
                                           ----------       ---------------      ----------       ---------------
Outstanding at beginning of year .....     16,551,643           $26.89            4,766,109           $27.39
Granted ..............................      7,096,081           $14.22            7,556,714           $23.38
Exercised ............................       (117,530)          $12.40              (27,698)          $27.00
Forfeited ............................     (2,487,154)          $26.99             (397,099)          $26.10
Converted Newcourt options
  outstanding at year end 1999 .......           --               --              4,653,617           $32.02
                                           ----------           ------           ----------           ------
Outstanding at end of year ...........     21,043,040           $22.72           16,551,643           $26.89
                                           ==========           ======           ==========           ======
Options exercisable at year end ......      7,801,955           $26.79            3,060,247           $26.13
                                           ==========           ======           ==========           ======
Weighted average fair value of options
  granted (1999 excludes converted
  Newcourt options) during the year ..                          $ 4.50                                $ 6.87
                                                                ======                                ======

      On November 18, 1999, 5,985,714 options were granted to certain employees as part of a broad-based incentive program. The CIT options that were granted to replace Newcourt options become vested and exercisable in accordance with the original grants.

      The fair value of options granted was determined at the date of grant using the Black-Scholes option pricing model, which assumed the following.

                            Expected              Average           Expected             Risk Free
     Option Issuance    Option Life Range     Dividend Yield    Volatility Range    Interest Rate Range
    -----------------   -----------------     --------------   -----------------   --------------------
    2000 ............       3-5 years              2.82%         36.23% - 43.51%       5.70% - 6.77%
    1999 ............       3-5 years              1.75%         28.93% - 34.82%       4.61% - 5.92%

      The following table summarizes information about stock options outstanding and options exercisable at December 31, 2000.

                                    Options Outstanding                         Options Exercisable
                       -----------------------------------------------     ----------------------------
      Range of                           Remaining         Weighted                         Weighted
      Exercise           Number         Contractual         Average          Number          Average
       Price           Outstanding         Life         Exercise Price     Exercisable   Exercise Price
-------------------    -----------       --------       --------------     -----------   --------------
$12.40 - $19.63 ...     7,144,308        9.7 years          $14.21             52,228         $12.86
$21.08 - $32.44 ...    12,847,904        7.9 years          $25.20          7,446,463         $25.99
$33.06 - $68.22 ...     1,050,828        7.3 years          $50.19            303,264         $49.04
                       ----------                                           ---------
 Total ............    21,043,040                                           7,801,955
                       ==========                                           =========

Employee Stock Purchase Plan

      In 1998, CIT adopted an Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, CIT is authorized to issue up to 1,000,000 shares of common stock to eligible employees. Under the terms of the ESPP, employees can choose to have between 1% and 10% of their base salary withheld to purchase CIT's stock at 85% of fair market value. During 2000, 1999 and 1998, CIT sold 207,177 shares, 132,084 shares and 21,214 shares, respectively, to participating employees under the ESPP.

Restricted Stock

      In January 2000, CIT issued 114,037 restricted shares in connection with the Bonus Plan. In addition, in January and November 2000, CIT issued 10,350 and 933 shares respectively in connection with awards to outside members of the Board of Directors. All shares were issued at fair market value. The per share value of the January

                      THE CIT GROUP, INC. AND SUBSIDIARIES

2000 Bonus Plan grant was $19.625. The per share values of the January and November 2000 Directors' grants were $19.625 and $16.75 respectively. Restricted shares issued in connection with the Bonus Plan vest on the third anniversary of the grant (January 2003). Restricted shares awarded to the outside members of the Board of Directors all vest one-third on the first, second and third anniversary of the grant date.

      On January 1, 2000, CIT issued 1,284,080 restricted shares in connection with the Performance Accelerated Restricted Share program. The shares were issued at a fair market value of $20.75. Restricted shares under this grant can vest on an accelerated basis in either three or four years (January 1, 2003 or 2004) based on earnings per share performance of CIT. If conditions for accelerated vesting are not met in either year, the remaining awards will vest on the fifth anniversary of grant (January 1, 2005).

      In January 1999, CIT issued 68,225 restricted shares in connection with the Bonus Plan. Such shares were issued at fair market value, which was $32.44 per share. The 1999 shares granted vest one-third on the first, second and third anniversary of the date of grant.

      The holder of restricted stock generally has the rights of a stockholder of CIT, including the right to vote and to receive cash dividends. Restricted stock of 1,446,032 shares and 945,606 shares was outstanding at December 31, 2000 and 1999. For the years ended December 31, 2000, 1999 and 1998, compensation expense recognized in connection with restricted stock was $13.2 million, $4.9 million and $5.2 million, respectively.

Accounting for Stock-Based Compensation Plans

      CIT has elected to apply Accounting Principles Board Opinion 25 ("APB 25") rather than the optional provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for its stock-based compensation plans. Under APB 25, CIT does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. As required by SFAS 123, CIT has determined the pro forma information as if CIT had accounted for stock options granted under the fair value method of SFAS 123. Had the compensation cost of CIT's stock-based compensation plans been determined based on the operational provisions of SFAS 123, CIT's net income for 2000 and net income per diluted share would have been $591.8 million and $2.25, compared to $611.6 million and $2.33, as reported. For 1999, net income and net income per diluted share would have been $355.6 million and $2.03, compared to $389.4 million and $2.22, as reported. For 1998, net income and net income per diluted share would have been $333.4 million and $2.04, compared to $338.8 million and $2.08, as reported.

Note 17--Lease Commitments

      CIT has entered into noncancellable long-term lease agreements for premises and equipment. The following table presents future minimum rentals under such noncancellable leases at December 31, 2000.

Years Ended December 31,                                           Amount
------------------------                                          --------
Dollars in Millions
      2001 ...............................................         $ 60.1
      2002 ...............................................           53.5
      2003 ...............................................           47.8
      2004 ...............................................           41.6
      2005 ...............................................           36.4
      Thereafter .........................................           32.1
                                                                   ------
         Total ...........................................         $271.5
                                                                   ======

      In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $54.8 million due in the future under noncancellable subleases.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Rental expense, net of sublease income on premises and equipment, was as follows.

                                                Years Ended December 31,
                                        ---------------------------------------
Dollars in Millions ............         2000            1999             1998
                                        -------         -------         -------
Premises .......................         $47.7           $24.8           $17.1
Equipment ......................          11.1             7.1             6.5
Less sublease income ...........          (5.7)           (1.3)           (1.3)
                                         -----           -----           -----
  Total ........................         $53.1           $30.6           $22.3
                                         =====           =====           =====

Note 18--Legal Proceedings

      In the ordinary course of business, there are various legal proceedings pending against CIT. Management believes that the aggregate liabilities, if any, arising from such actions will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of CIT.

Note 19--Credit-Related and Other Commitments

      In the normal course of meeting the financing needs of its customers, CIT enters into various credit-related commitments. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and other credit-related terms and conditions from the customer. At the time credit-related commitments are granted, management believes the fair value of the underlying collateral and guarantees approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss to CIT will be the contractual amount outstanding less the value of all underlying collateral and guarantees.

       The   accompanying   table   summarizes   the   contractual   amounts  of
credit-related commitments.

                                                                         At December 31,
                                                    ----------------------------------------------------------
                                                          Due to Expire
                                                    -------------------------         Total           Total
                                                     Within            After       Outstanding     Outstanding
Dollars in Millions                                 One Year         One Year         2000            1999
                                                    --------         --------     ------------     -----------
Unused commitments to extend credit:
  Financing and leasing assets ...................  $2,728.1           $371.4        $3,099.5        $3,128.1
Letters of credit and acceptances:
  Standby letters of credit ......................     171.9              2.0           173.9           168.5
  Other letters of credit ........................     467.8             32.5           500.3           373.9
  Acceptances ....................................       6.7               --             6.7            12.7
Guarantees .......................................     645.3               --           645.3           351.2

      During 2000 and 1999, we entered into agreements with both Airbus Industrie and the Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place over a five-year period, which started in the fourth quarter of 2000. Outstanding commitments to purchase aircraft, rail and other equipment from manufacturers to be placed on operating lease during 2001 totaled $694.0 million, of which $492.1 million have agreements in place to lease to third parties. Similar commitments to manufacturers for year 2000 purchases totaled $224.5 million at December 31, 1999.

Note 20--Fair Values of Financial Instruments

      SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of CIT's financial instruments, excluding leasing transactions accounted for under SFAS 13. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument, assuming adequate market liquidity. Since no established trading market exists for a significant portion of CIT's financial instruments, fair value estimates are based on
judgments   regarding   future

                      THE CIT GROUP, INC. AND SUBSIDIARIES
expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, management provides no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

      Actual fair values in the marketplace are affected by other significant factors, such as supply and demand, investment trends and the motivations of buyers and sellers, which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of CIT's overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in Note 19--"Credit-Related and Other Commitments", are primarily short term floating-rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

      Estimated fair values, recorded carrying values and various assumptions used in valuing CIT's financial instruments at December 31, 2000 and 1999 are set forth below.

                                                             2000                             1999
                                                   ---------------------------     --------------------------
                                                    Carrying        Estimated       Carrying        Estimated
                                                      Value        Fair Value         Value        Fair Value
                                                      Asset           Asset           Asset           Asset
Dollars in Millions                                (Liability)     (Liability)     (Liability)     (Liability)
                                                   -----------     -----------     -----------     -----------
Finance receivables -- loans(a) ................   $22,599.8        $22,878.4       $20,638.1       $20,726.4
Finance receivables held for sale ..............     2,698.4          2,698.4         3,123.7         3,123.7
Other assets(b) ................................     1,809.0          1,827.1         1,728.8         1,746.2
Commercial paper(c) ............................    (9,063.5)        (9,063.5)       (8,974.0)       (8,974.0)
Fixed-rate senior notes and subordinated
   fixed-rate notes(d) .........................   (18,145.7)       (17,969.4)      (19,405.6)      (19,082.7)
Variable-rate senior notes(d) ..................   (11,221.8)       (11,127.2)       (7,209.4)       (7,146.7)
Credit balances of factoring clients and
   other liabilities(d) (e) ....................    (3,480.3)        (3,480.3)       (3,228.3)       (3,228.3)
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely debentures of the
   Company(f) ..................................      (250.0)          (240.8)         (250.0)         (232.8)
Derivative Financial Instruments:(g)
   Interest rate swaps, net ....................       (15.5)          (229.2)         (125.4)         (134.0)
   Cross-currency swaps, net ...................        (4.0)            (2.1)          (16.5)           13.8
   Foreign exchange forwards, net ..............        84.7             60.3            25.4            19.1
   Bond forwards, net ..........................          --             (2.2)           13.2            13.5

--------------------------------------------------------------------------------
(a) The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 8.14% to 10.01% for 2000 and 8.32% to 10.37% for 1999. The maturities used represent the average contractual maturities adjusted for prepayments. For floating-rate loans that reprice frequently and have no significant change in credit quality, fair value approximates carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $10.4 billion in 2000 and $10.0 billion in 1999.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

(b) Other assets subject to fair value disclosure include accrued interest receivable, retained interests in securitizations and investment
      securities.   The   carrying   amount  of  accrued   interest   receivable
      approximates fair value. Investment securities actively traded in a secondary market were valued using quoted available market prices. Investments not actively traded in a secondary market were valued based upon recent selling price or present value discounted cash flow analysis. The carrying value of other assets not subject to fair value disclosure totaled $1,202.2 million in 2000 and $618.6 million in 1999. Excluded from other assets is ($16.1) million net premium on foreign exchange forwards, which is included in this table under derivative financial instruments.

(c) The estimated fair value of commercial paper approximates carrying value due to the relatively short maturities.

(d) The carrying value of fixed-rate senior notes and subordinated fixed-rate notes includes $288.6 million and $256.6 million of accrued interest at December 31, 2000 and 1999, respectively. The variable-rate senior notes include $91.2 million and $62.2 million of accrued interest at December 31, 2000 and 1999, respectively. These amounts are excluded from the other liabilities balances in this table. The carrying value of the fixed-rate senior notes includes the net liability carrying value of derivative financial instruments (as presented in this table and explained in footnote "g") of $86.0 million and $103.3 million at December 31, 2000 and 1999, respectively. These derivative financial instrument values are included in the fixed-rate senior notes on the Consolidated Balance Sheets. Fixed-rate notes were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 6.10% to 8.31% in 2000 and 5.65% to 7.83% in 1999.

(e) The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $607.5 million in 2000 and $356.1 million in 1999.

(f) Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust holding solely debentures of the Company were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar issuances at the end of the year.

(g) CIT enters into derivative financial instruments for hedging purposes only. The 2000 and 1999 carrying values for interest rate swaps, cross-currency swaps and bond forwards represent purchase accounting adjustments associated with the instruments acquired from Newcourt and do not necessarily correlate directly with the presented fair values as CIT has other instruments that are carried only off-balance sheet. The carrying value balances will amortize as the instruments acquired mature. The carrying value for foreign exchange forwards is based on the change in spot rate from the initial contract date to the year end. The estimated fair values are obtained from dealer quotes and represent the net amount receivable or payable to terminate the agreement, taking into account current market interest rates and counter-party credit risk. See Note 9--"Derivative Financial Instruments" for notional principal amounts associated with the instruments.

Note 21--Certain Relationships and Related Transactions

      CIT has in the past and may in the future enter into certain transactions with affiliates of CIT. It is anticipated that such transactions will be entered into at a fair market value for the transaction.

      CIT's interest-bearing deposits generally represent overnight money market investments of excess cash that are maintained for liquidity purposes. From time to time, CIT may maintain such deposits with DKB.

      At December 31, 2000 and December 31, 1999, CIT's credit line coverage totaled $8.5 billion and $8.4 billion, respectively, of committed facilities. At December 31, 2000, DKB was committed under a five-year, $3.7 billion revolving credit facility and a 364-day, $3.7 billion revolving credit facility for $173.5 million per facility. In addition, DKB was committed under a separate $333.9 million credit facility for $17.4 million. At December 31, 1999, DKB was a committed bank under a five-year, $3.7 billion revolving credit facility and a 364-day, $1.7 billion revolving credit facility for $210.0 million and $93.0 million, respectively. Additional information regarding these credit lines can be found in Note 8--"Debt."

      CIT has entered into interest rate swap and cross-currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB. The notional principal amount outstanding on interest rate swap agreements with DKB totaled $200.0 million and $220.0 million at December 31, 2000 and 1999, respectively. The notional principal amount outstanding on foreign currency swaps with DKB totaled $168.6 million at year end 2000 and 1999. CIT has entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Amounts owed to affiliates of DKB are $373.1 million at December 31, 2000 and $398.3 million at December 31, 1999.

      At December 31, 2000 and 1999, CIT has entered into credit-related commitments with DKB in the form of letters of credit totaling $19.5 million and $16.5 million, respectively, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

      CIT has entered into cash collateral loan agreements with DKB pursuant to which DKB made four loans to separate cash collateral trusts in order to provide additional security for payments on the certificates of the related securitization trusts. These securitization trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. At December 31, 2000 and 1999, the principal amount outstanding on the cash collateral loans with DKB was $8.9 million and $15.7 million, respectively.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 22--Business Segment Information

Management's Policy in Identifying Reportable Segments

      CIT's reportable segments are comprised of strategic business units aggregated into segments based upon the commonality of their products, customers, distribution methods, operations and servicing, and the nature of their regulatory environment.

 Types of Products and Services

      CIT has five reportable segments: Equipment Financing and Leasing, Vendor Technology Finance, Commercial Finance, Structured Finance and Consumer.
Equipment Financing and Leasing, Vendor Technology Finance and Structured Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, construction, rail, machine tool, business aircraft, technology, manufacturing and transportation. For 1999, CIT's internal financial information combined Vendor Technology Finance and Structured Finance in the Vendor Technology Finance segment, due to the short period from the acquisition date to the end of the year and the business restructuring which took place as of year end. The Commercial Finance segment offers secured lending and receivables collection as well as other financial products to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing. CIT's Consumer segment offers retail installment sale products to consumers focused primarily on home equity and retail sales financing secured by recreational vehicles and manufactured housing.

Segment Profit and Assets

      The accounting policies of the segments are the same as those described in
Note 2--"Summary of Significant Accounting Policies." Since CIT generates a majority of its revenue from interest, fees, and asset gains, management relies primarily on operating revenues to assess the performance of the segment. CIT also evaluates segment performance based on profit after income taxes, as well as asset growth, credit risk management and other factors.

      The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets total at or for the years ended December 31, 2000, 1999 and 1998. Goodwill amortization is allocated to Corporate and Other for purposes of the table.

                                 Equipment     Vendor
                                 Financing   Technology   Commercial  Structured              Total      Corporate     Consolidated
Dollars in Millions            and Leasing    Finance      Finance    Finance(1)  Consumer   Segments    and Other(1)      Total
                               -----------    -------      -------    ----------  --------   --------    ------------  ------------
December 31, 2000
Operating revenue ...........  $   969.4    $   540.0    $   499.1   $   175.3   $   256.0   $ 2,439.8  $   (58.4)       $ 2,381.4
Income taxes ................      147.3         96.5        109.2        49.9        43.4       446.3      (72.4)           373.9
Net income ..................      287.8        148.9        161.8        89.6        73.3       761.4     (149.8)           611.6
Total managed assets ........   26,465.2     10,809.7      7,693.7     2,691.9     7,240.4    54,900.9       --           54,900.9

December 31, 1999
Operating revenue ...........      504.6        104.1        429.3        --         243.1     1,281.1      (12.9)         1,268.2
Income taxes ................      108.2          5.5        100.6        --          37.5       251.8      (44.2)           207.6
Net income ..................      231.5          7.5        141.4        --          60.0       440.4      (51.0)           389.4
Total managed assets ........   19,206.1     15,879.8      7,002.1     2,071.2     7,274.1    51,433.3       --           51,433.3

December 31, 1998
Operating revenue ...........      447.3         --          348.7        --         222.4     1,018.4       41.8          1,060.2
Income taxes ................       93.3         --           84.7        --          27.2       205.2      (20.2)           185.0
Net income ..................      193.9         --          119.1        --          44.3       357.3      (18.5)           338.8
Total managed assets ........   13,367.0         --        4,996.2        --       7,771.2    26,134.4       81.9         26,216.3

--------------------------------------------------------------------------------
(1) For 1998, Equity Investments is included in Corporate and Other. This unit is part of Structured Finance in 2000 and 1999.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

      Finance income and other revenues derived from United States based financing and leasing assets were $5,215.6 million, $2,641.0 million and $2,129.9 million for the years ending December 31, 2000, 1999 and 1998, respectively. Finance income and other revenues derived from foreign based financing and leasing assets were $944.8 million, $275.7 million and $140.6 million for the years ending December 31, 2000, 1999 and 1998, respectively.

Note 23--Summarized Financial Information of Subsidiaries

      The following table presents summarized consolidated financial information for CIT Holdings LLC and its wholly owned subsidiary, Capita Corporation (formerly AT&T Capital). CIT has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries. Therefore, CIT has not presented related financial statements or other information for these subsidiaries on a stand-alone basis.

      The following summarized consolidated financial information reflects results as of and for the year ended December 31, 2000 and also the transfer of various subsidiaries among other CIT entities.

                                                Year Ended December 31, 2000
                                              --------------------------------
                                                                     Capita
Dollars in Millions                           CIT Holdings LLC     Corporation
                                              ----------------     -----------
Operating revenue ...........................      $ 710.7           $ 442.5
Operating expenses ..........................        451.5             308.2
                                                  --------           -------
Income before provision for income taxes ....      $ 259.2           $ 134.3
Net income ..................................      $ 176.0           $  98.1


                                                     At December 31, 2000
                                              --------------------------------
                                                                     Capita
                                              CIT Holdings LLC     Corporation
                                              ----------------     -----------
Assets
Cash and cash equivalents ...................     $   48.6          $  129.3
Financing and leasing assets ................      6,781.5           5,294.7
Receivables from affiliates and other assets         914.4             145.9
                                                  --------          --------
Total assets ................................     $7,744.5          $5,569.9
                                                  ========          ========
Liabilities and Shareholders' Equity
Liabilities:
  Debt ......................................     $4,323.3          $3,879.6
  Other .....................................        477.0             326.2
                                                  --------          --------
Total liabilities ...........................      4,800.3           4,205.8
Total shareholders' equity ..................      2,944.2           1,364.1
                                                  --------          --------
Total liabilities and shareholders' equity ..     $7,744.5          $5,569.9
                                                  ========          ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Note 24--Selected Quarterly Financial Data (Unaudited)

                                                                                2000
                                                        -----------------------------------------------------
                                                         First     Second       Third      Fourth
Dollars in Millions, except per share amounts           Quarter    Quarter     Quarter     Quarter     Year
                                                        -------    -------     -------     -------   --------
Net finance margin ...................................  $349.1      $359.2     $370.5      $390.6    $1,469.4
Other revenue ........................................   238.2       232.3      224.2       217.3       912.0
Salaries and general operating expenses ..............   268.2       257.5      250.2       259.3     1,035.2
Provision for credit losses ..........................    61.6        64.0       65.8        63.8       255.2
Goodwill amortization ................................    20.5        20.6       22.7        22.5        86.3
Minority interest in subsidiary trust holding
  solely debentures of the Company ...................     4.8         4.8        4.8         4.8        19.2
Provision for income taxes ...........................    88.3        93.2       95.0        97.4       373.9
Net income ...........................................  $143.9      $151.4     $156.2      $160.1      $611.6
Net income per diluted share .........................  $ 0.55      $ 0.58     $ 0.60      $ 0.61      $ 2.33

                                                                                1999
                                                        -----------------------------------------------------
                                                         First     Second       Third      Fourth
Dollars in Millions, except per share amounts           Quarter    Quarter     Quarter     Quarter     Year
                                                        -------    -------     -------     -------   --------
Net finance margin ...................................  $212.1      $214.4     $218.2      $272.7      $917.4
Other revenue ........................................    64.7        74.8       81.9       129.4       350.8
Salaries and general operating expenses ..............   105.8       108.0      110.2       192.0       516.0
Provision for credit losses ..........................    21.9        23.8       32.2        32.4       110.3
Goodwill amortization ................................     3.2         5.0        4.9        12.6        25.7
Minority interest in subsidiary trust holding
  solely debentures of the Company ...................     4.8         4.8        4.8         4.8        19.2
Provision for income taxes ...........................    49.2        51.3       51.1        56.0       207.6
Net income ...........................................  $ 91.9      $ 96.3     $ 96.9      $104.3      $389.4
Net income per diluted share .........................  $ 0.57      $ 0.59     $ 0.60      $ 0.49      $ 2.22

Note 25--Subsequent Event

      On March 13, 2001, Tyco International Ltd. (NYSE: TYC), a diversified manufacturing and service company, and CIT announced a definitive agreement whereby Tyco will acquire CIT. As part of this transaction, Tyco has entered into a purchase agreement with DKB for their approximate 27% interest, or 71 million shares, at a price of $35.02, in cash, per CIT share. The remaining shareholders will receive 0.6907 Tyco shares for each share of CIT in a tax-free, stock-for-stock exchange. The transaction, which is expected to close during the third quarter of 2001, is valued at $35.02 per share to CIT shareholders, or approximately $9.2 billion, based on Tyco's March 12, 2001 closing stock price.